Exhibit 99.1

Former FBI Agent Brett Millar Joins Bulldog’s Advisory Board

Brett Millar to Leverage Industry Contacts to Increase Bulldog’s Visibility in Cargo Container Security Industry

Richmond, British Columbia, Canada – October 28, 2004 – Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless cargo security solutions announced today the addition of former FBI agent, Brett S. Millar to its Advisory Board.

“Our objective is to discourage any attempted break-ins and/or tampering of cargo containers during the entire supply chain,” commented John Cockburn, CEO and President of Bulldog Technologies. “Various government agencies also have the same mandate when it comes to cargo containers and it is our goal to work closer with these agencies to become the wireless cargo security solutions standard. Working with such a highly respected, and well- connected professional like Brett S. Millar, will raise our profile and enhance our opportunity to leverage our technology in the cargo security industry.”

Mr. Millar commented, “After surveying the marketplace, I determined that Bulldog Technologies possesses the technology and management team to make a difference in reducing cargo theft and minimizing national homeland security threats. I believe that my background, my skills, expertise, and relationships related to investigation and specialty law enforcement fit perfectly with Bulldog’s vision to become a major player in the cargo and container security industry.”

Brett S. Millar left the Federal Bureau of Investigation (FBI) in 2002 as Supervisory Special Agent, after 12 years of service in various investigative, field and program management responsibilities. During his early years in the FBI in Pittsburgh, he ran a number of high profile and successful undercover operations and task forces investigating black marketing and fencing operations throughout the Eastern United States. He was the first law enforcement investigator to incorporate money laundering and forfeiture into major theft prosecutions. His efforts earned him numerous law enforcement and industry awards to include FBI New Employee (“Rookie”) of the year in 1993, the Pittsburgh Variety Club law enforcement award and three separate occasions, and the United States Attorneys Office “Best Team” Award for initiating and leading a multi-agency task force for nearly five years.

In 1996, he was promoted to Supervisory Special Agent in the Violent Crimes Section in FBI Headquarters in Washington, DC. During his tenure in Washington, he oversaw numerous high-profile FBI investigations to include the UNABOMER, and Operation “Long Fuse.” He authored the FBI’s National Investigative Strategy for Major Theft Investigations and initiated the Cargo Theft and Organized Retail Theft Initiatives. During this time, Brett began lecturing and educating law enforcement and industry professionals on identifying and dismantling domestic and international organized theft and black marketing criminal enterprises.

In 1998, he was promoted to a Field Supervisor in Los Angeles where he Supervised a multi-agency task force and Squad investigating cargo thefts and hijackings at the Ports of Los Angeles/Long Beach and LAX. His task force identified and successfully prosecuted numerous hijacking crews and fencing operations based in Los Angeles responsible for thefts throughout the US. His efforts in Los Angeles resulted in him receiving additional industry and law enforcement awards including the Law Enforcement Leadership Award from the National Cargo Security Council and the American Trucking Association.

After leaving the FBI, Brett founded his own consulting company working with technology companies specializing in advanced tracking systems designed to thwart supply chain theft. He continued providing investigative and consulting services to various companies in the US and Canada and lecturing for numerous law enforcement and trade associations. In the spring of 2004, he began consulting for Bulldog Technologies on marketing and product development.

Brett has lectured before numerous trade associations to include the Food and Marketing Institute, the International Association of Mass Retailers, the National Retail Association, the Technology Asset Protection Association, the High Technology Crime Investigators Association, and the National Cargo Security Council. He has authored numerous articles and studies on cargo theft, organized retail theft, and youth violence and street crime.

Prior to joining the FBI, Brett was a Captain in the United States Army. He is a graduate of Cal Poly San Luis Obispo and is a member of the National Cargo Security Council, the Technology Asset Protection Association, and the Association of Certified Fraud Examiners.

About Bulldog Technologies

Bulldog Technologies, Inc., a leading provider of wireless cargo security solutions, researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection BOSSTM (Bulldog Online Security Solution) devices for use in the cargo transportation and storage industry. Bulldog’s systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, their technology can prevent the illegal entry of port storage cargo containers and theft of mobile or in-transit shipping containers. For further information, visit Bulldog on the Web at www.bulldog-tech.com.

Press Contact:	Investor Contact:
Jan Roscovich PR Director Bulldog Technologies Inc. (604) 271-8656	Aurelius Consulting Group Jeff Wadley (888) 451-5721 (407) 644-4256